                                                                  EXHIBIT 10.10

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                                CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 27, 1998

                                      AMONG

                                   ZILOG, INC.
                             (FOLLOWING THE MERGER),

                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                       AS ARRANGER AND SYNDICATION AGENT,

                                       AND

                                BANKBOSTON, N.A.,
                             AS ADMINISTRATIVE AGENT


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

                                   ZILOG, INC.

                                CREDIT AGREEMENT

                                TABLE OF CONTENTS

                                                                            PAGE
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
                           SECTION 1.
                           DEFINITIONS....................................    2
1.1    Certain Defined Terms..............................................    2
1.2    Accounting Terms; Utilization of GAAP for Purposes of Calculations
       Under Agreement....................................................   32
1.3    Other Definitional Provisions and Rules of Construction............   32

                           SECTION 2.
                AMOUNTS AND TERMS OF COMMITMENTS
                      AND REVOLVING LOANS ................................   33
2.1    Commitments; Making of Revolving Loans; the Register; Revolving
       Notes..............................................................   33
2.2    Interest on the Revolving Loans....................................   37
2.3    Fees...............................................................   40
2.4    Repayments, Prepayments and Reductions in Revolving Loan
       Commitments; General Provisions Regarding Payments; Application of
       Proceeds of Collateral and Payments Under Subsidiary Guaranty......   40
2.5    Use of Proceeds....................................................   44
2.6    Special Provisions Governing Eurodollar Rate Loans.................   44
2.7    Increased Costs; Taxes; Capital Adequacy...........................   47
2.8    Obligation of Lenders and Issuing Lender to Mitigate...............   51

                           SECTION 3.
                        LETTERS OF CREDIT.................................   52
3.1    Issuance of Letters of Credit and Lenders' Purchase of
       Participations Therein.............................................   52
3.2    Letter of Credit Fees..............................................   54
3.3    Drawings and Reimbursement of Amounts Paid Under Letters
       of Credit .........................................................   55
3.4    Obligations Absolute...............................................   57
3.5    Indemnification; Nature of Issuing Lender's Duties.................   58
3.6    Increased Costs and Taxes Relating to Letters of Credit............   59

                           SECTION 4.
       CONDITIONS TO REVOLVING LOANS AND LETTERS OF CREDIT................   60
4.1    Conditions to be Satisfied on the Closing Date.....................   60
4.2    Conditions to All Revolving Loans..................................   65
4.3    Conditions to Letters of Credit....................................   66


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
                                                                            PAGE
                                                                            ----
                           SECTION 5.
            COMPANY'S REPRESENTATIONS AND WARRANTIES......................   67
5.1    Organization, Powers, Qualification, Good Standing, Business and
       Subsidiaries.......................................................   67
5.2    Authorization of Borrowing, etc....................................   68
5.3    Financial Condition................................................   69
5.4    No Material Adverse Change; No Restricted Payments.................   70
5.5    Title to Properties; Liens.........................................   70
5.6    Litigation; Adverse Facts..........................................   70
5.7    Payment of Taxes...................................................   70
5.8    Performance of Agreements; Materially Adverse Agreements; Material
       Contracts..........................................................   71
5.9    Governmental Regulation............................................   71
5.10   Securities Activities..............................................   71
5.11   Employee Benefit Plans.............................................   71
5.12   Certain Fees.......................................................   72
5.13   Environmental Protection...........................................   72
5.14   Employee Matters...................................................   73
5.15   Solvency...........................................................   74
5.16   Matters Relating to Collateral.....................................   74
5.17   Related Agreements.................................................   75
5.18   Disclosure.........................................................   75

                           SECTION 6.
                 COMPANY'S AFFIRMATIVE COVENANTS..........................   75
6.1    Financial Statements and Other Reports.............................   76
6.2    Corporate Existence, etc...........................................   80
6.3    Payment of Taxes and Claims; Tax Consolidation.....................   81
6.4    Maintenance of Properties; Insurance; Application of Net
       Insurance/Condemnation Proceeds....................................   81
6.5    Inspection Rights; Audits of Inventory and Accounts Receivable;
       Lender Meeting.....................................................   82
6.6    Compliance with Laws, etc..........................................   82
6.7    Environmental Review and Investigation, Disclosure, Etc.; Company's
       Actions Regarding Hazardous Materials Activities, Environmental
       Claims and Violations of Environmental Laws........................   83
6.8    Execution of Subsidiary Guaranty and Personal Property Collateral
       Documents by Certain Subsidiaries and Future Subsidiaries..........   85
6.9    Determination of Borrowing Base....................................   86
6.10   Lockbox System.....................................................   87


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

                                                                            PAGE
                                                                            ----
                           SECTION 7.
                  COMPANY'S NEGATIVE COVENANTS............................   88
7.1    Indebtedness.......................................................   88
7.2    Liens and Related Matters..........................................   90
7.3    Restricted Payments................................................   91
7.4    Financial Covenants................................................   94
7.5    Restriction on Fundamental Changes; Asset Sales....................   95
7.6    Sales and Lease-Backs..............................................   95
7.7    Sale of Receivables................................................   95
7.8    Transactions with Shareholders and Affiliates......................   96
7.9    Disposal of Subsidiary Stock.......................................   96
7.10   Amendments or Waivers of Certain Related Agreements................   97
7.11   Fiscal Year........................................................   97

                           SECTION 8.
                        EVENTS OF DEFAULT.................................   97
8.1    Failure to Make Payments When Due..................................   97
8.2    Default in Other Agreements........................................   98
8.3    Breach of Certain Covenants........................................   98
8.4    Breach of Warranty.................................................   98
8.5    Other Defaults Under Loan Documents................................   98
8.6    Involuntary Bankruptcy; Appointment of Receiver, etc...............   99
8.7    Voluntary Bankruptcy; Appointment of Receiver, etc.................   99
8.8    Judgments and Attachments..........................................   99
8.9    Dissolution........................................................  100
8.10   Employee Benefit Plans.............................................  100
8.11   Change in Control..................................................  100
8.12   Invalidity of Subsidiary Guaranty; Failure of Security;
       Repudiation of Obligations.........................................  100

                           SECTION 9.
                             AGENTS.......................................  102
9.1    Appointment........................................................  102
9.2    Powers and Duties; General Immunity................................  103
9.3    Representations and Warranties; No Responsibility For Appraisal of
       Creditworthiness...................................................  104
9.4    Right to Indemnity.................................................  105
9.5    Successor Administrative Agent.....................................  105
9.6    Collateral Documents and Guaranties................................  106


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

                                                                            PAGE
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
                           SECTION 10.
                          MISCELLANEOUS...................................  107
10.1   Assignments and Participations in Revolving Loans and Letters of
       Credit.............................................................  107
10.2   Expenses...........................................................  110
10.3   Indemnity..........................................................  111
10.4   Set-Off; Security Interest in Deposit Accounts.....................  112
10.5   Ratable Sharing....................................................  112
10.6   Amendments and Waivers.............................................  113
10.7   Independence of Covenants..........................................  114
10.8   Notices............................................................  114
10.9   Survival of Representations, Warranties and Agreements.............  114
10.10  Failure or Indulgence Not Waiver; Remedies Cumulative..............  115
10.11  Marshalling; Payments Set Aside....................................  115
10.12  Severability.......................................................  115
10.13  Obligations Several; Independent Nature of Lenders' Rights.........  115
10.14  Headings...........................................................  116
10.15  Applicable Law.....................................................  116
10.16  Successors and Assigns.............................................  116
10.17  Consent to Jurisdiction and Service of Process.....................  116
10.18  Waiver of Jury Trial...............................................  117
10.19  Confidentiality....................................................  117
10.20  Maximum Amount.....................................................  118
10.21  Counterparts; Effectiveness........................................  118

       Signature pages                                                      S-1

                                    EXHIBITS


I       FORM OF NOTICE OF BORROWING
II      FORM OF NOTICE OF CONVERSION/CONTINUATION
III     FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV      FORM OF REVOLVING NOTE
V       FORM OF COMPLIANCE CERTIFICATE
VI      FORM OF OPINIONS OF COUNSEL TO LOAN PARTIES
VII     FORM OF OPINION OF O'MELVENY & MYERS LLP
VIII    FORM OF ASSIGNMENT AGREEMENT
IX      FORM OF CERTIFICATE RE NON-BANK STATUS
X       FORM OF COLLATERAL ACCOUNT AGREEMENT
XI      FORM OF COMPANY SECURITY AGREEMENT
XII     FORM OF SUBSIDIARY GUARANTY
XIII    FORM OF SUBSIDIARY SECURITY AGREEMENT
XIV     FORM OF CERTIFICATE OF DESIGNATIONS
XV      FORM OF COLLATERAL ACCESS AGREEMENT
XVI     FORM OF BORROWING BASE CERTIFICATE


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

SCHEDULES

2.1     LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1C    CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT
5.1     SUBSIDIARIES OF COMPANY
5.12    CERTAIN FEES
5.13    ENVIRONMENTAL MATTERS
5.14    EMPLOYEE MATTERS
7.1     CERTAIN EXISTING INDEBTEDNESS


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

                                   ZILOG, INC.

                                CREDIT AGREEMENT

        This CREDIT AGREEMENT is dated as of February 27, 1998, and entered into by and among ZILOG, INC., a Delaware corporation ("COMPANY"), GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP"), as arranger (in such capacity, "ARRANGER") and syndication agent (in such capacity, "SYNDICATION AGENT"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), and BANKBOSTON, N.A. ("BANKBOSTON"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                 R E C I T A L S

        WHEREAS, TPG (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) has formed Merger Sub for the purpose of acquiring not less than 90% of the outstanding shares of capital stock of Zilog;

        WHEREAS, on or before the Closing Date, Merger Sub shall issue and sell common and preferred equity with net Cash proceeds of not less than $117,500,000 which will be contributed by TPG and certain other investors to Company, which equity shall after the Closing Date constitute the Company Common Stock and Company Preferred Stock;

        WHEREAS, on or before the Closing Date, Company shall issue and sell not less than $280,000,000 in aggregate principal amount of Senior Secured Notes;

        WHEREAS, on the Closing Date, Merger Sub will be merged with and into Zilog pursuant to the Merger Agreement, with Zilog being the surviving corporation in such merger;

        WHEREAS, Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

        WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a Lien on all of its Accounts Receivable and Inventory;

        WHEREAS, all of the Domestic Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a Lien on all of their Accounts Receivable and Inventory;


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

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agents agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

1.1     CERTAIN DEFINED TERMS.

        The following terms used in this Agreement shall have the following meanings:

               "ACCOUNT RECEIVABLE" means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered no matter how evidenced, including, but not limited to accounts receivable, contract rights, notes, drafts, acceptances, instruments and other forms of obligations in accounts, whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

               "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

               "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the per annum rate for deposits in Dollars for the period corresponding to the duration of the relevant Interest Period which appears on Telerate Page 3750 at approximately 11:00 A.M. (London time) on such Interest Rate Determination Date or (b) if such rate does not appear on Telerate Page 3750 on such Interest Rate Determination Date, the per annum rate (rounded upward to the nearest 1/16th of one percent) at which deposits in Dollars are offered by Administrative Agent to first class banks in the London interbank market, in the approximate amount of Administrative Agent's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period, at approximately 11:00 A.M. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D). The reference to Telerate Page 3750 in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Telerate service or any other service that may be nominated by the British Bankers Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposit in Dollars.

               "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

                "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

                "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

               "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

               "AGENT" means, individually, each of Arranger, Syndication Agent and Administrative Agent and "AGENTS" means Arranger, Syndication Agent and Administrative Agent, collectively.

               "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 10.5.

               "AGREEMENT" means this Credit Agreement dated as of February 27, 1998, as it may be amended, supplemented or otherwise modified from time to time.

               "APPLICABLE MARGIN" means, with respect to any Pricing Period, the percentage per annum set forth below corresponding to the Pricing Level in effect for such Pricing Period:

                           REVOLVING LOANS
                     ---------------------------
     PRICING         BASE RATE        EURODOLLAR
      LEVEL            LOANS            LOANS
     -------         --------         ----------
        I               1.25%            2.25%
       II               1.50%            2.50%


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

                "ARRANGER" has the meaning assigned to that term in the introduction to this Agreement.

               "ASSET SALE" means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices and (ii) the sale by Company and the issue or sale by any of its Subsidiaries of Equity Interests of any of Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors of Company) in excess of $1,000,0000 or for net cash proceeds in excess of $1,000,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Subsidiary Guarantor or by a Subsidiary Guarantor to Company or to another Subsidiary Guarantor, (ii) an issuance of Equity Interests by a Subsidiary Guarantor to Company or to another Subsidiary Guarantor,
        (iii) a Restricted Payment that is permitted by subsection 7.3, (iv) a Collateral Asset Sale (as defined in the Senior Secured Note Indenture) and (v) the sale and leaseback of any assets within 90 days of the acquisition of such assets, will not be deemed to be Asset Sales.

               "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VII annexed hereto.

               "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

                "BANKBOSTON" has the meaning assigned to that term in the introduction to this Agreement.

               "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

               "BASE RATE" means, at any time, the higher of (i) the annual rate of interest announced from time to time by BankBoston at its head office Boston, Massachusetts, as its "base rate" or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. The "base rate" of BankBoston is a reference rate and does not necessarily represent the lowest or best rate charged to any customer. BankBoston or any other Lender may make commercial loans or other loans at rates of interest at, above or below such base rate.

               "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.


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

               "BORROWING BASE" means as at any date of determination, an amount equal to (i) the sum of 80% of the Dollar value of (a) Eligible Accounts Receivable plus (b) 40% of Eligible Inventory minus (ii) the aggregate amount of any reserves established by Administrative Agent, in its reasonable judgment and in accordance with its customary commercial lending practices, against Eligible Accounts Receivable and Eligible Inventory.

               "BORROWING BASE CERTIFICATE" means a certificate substantially in the form of Exhibit XVI annexed hereto delivered by Company to Administrative Agent pursuant to subsection 4.1H(v), or subsection 6.1(xvi).

               "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Massachusetts or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

               "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

               "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                "CASH" means money, currency or a credit balance in a Deposit Account.

               "CASH EQUIVALENTS" means, as at any date of determination, (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (ii) obligations issued or unconditionally and fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of the acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender party to this Agreement or with any domestic commercial bank having capital and surplus in excess of $250,000,000; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having one of the two highest ratings obtainable from either Moody's or S&P and in each case maturing within one year after the date of acquisition; and (vi) investments in funds investing exclusively in investments of the types described in clauses (i) through (v) above.

               "CERTIFICATE OF DESIGNATIONS" means the provisions of Company's Certificate of Designations of Series A Cumulative Preferred Stock substantially in the form of Exhibit XIV annexed hereto and as such provisions may be amended from time to time thereafter to the extent permitted under subsection 7.10.

               "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit IX annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

               "CHANGE OF CONTROL" means the occurrence of any of the following:
        (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than TPG and its Affiliates, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any "person" (as defined above), other than TPG and its Affiliates, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the Voting Stock of Company (measured by voting power rather than number of shares) and (b) TPG and its Affiliates beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of Company than such other "person", (iv) the first day on which a majority of the members of the Board of Directors of Company are not Continuing Directors or (v) Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (b) either (1) the "beneficial owners" (as defined above) of the Voting Stock of Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction Company is a direct or indirect Subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

               "CLOSING DATE" means the date on or before February 28, 1998, on which all of the conditions set forth in subsection 4.1 have been satisfied.

               "COLLATERAL" means, collectively, all of the Accounts Receivable and Inventory and proceeds thereof and any amounts held in the Collateral Account in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

               "COLLATERAL ACCESS AGREEMENT" means a Collateral Access Agreement substantially in the form of Exhibit XV annexed hereto, executed by any mortgagee, lessor or contract warehouseman of Company and its Subsidiaries in connection with the Collateral.

                "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.

               "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Administrative Agent on the Closing Date, substantially in the form of Exhibit X annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

               "COLLATERAL DOCUMENTS" means the Company Security Agreement, the Collateral Account Agreement, the Subsidiary Security Agreement, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any personal property of that Loan Party as security for the Obligations.

               "COMMITMENT PERCENTAGE" means, with respect to any Pricing Period, the percentage per annum set forth below corresponding to the Pricing Level in effect for such Pricing Period:

                                    COMMITMENT
      PRICING LEVEL                 PERCENTAGE
      -------------                 ----------
            I                         0.25%
            II                        0.50%


                "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

                "COMPANY" means Zilog after the consummation of the Merger, as the surviving corporation in the Merger.

               "COMPANY COMMON STOCK" means the common stock of Company upon and following the consummation of the Merger, par value $.01 per share.

               "COMPANY PREFERRED STOCK" means the Series A Cumulative Preferred Stock of Company with the terms set forth in the Certificate of Designations.

               "COMPANY SECURITY AGREEMENT" means the Company Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XI annexed hereto, as such Company Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

               "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit V annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 6.1(iii).

               "CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus
        (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to obligations under Hedge Agreements), to the extent that any such expense was deducted in computing such Consolidated Net

        Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) Recapitalization Related Special Charges of such Person and its Subsidiaries for such period, to the extent any such expense was deducted in computing Consolidated Net Income of such Person for such period, plus (vi) deferred compensation expense of such Person and its Subsidiaries for such period (provided, however, that any payments actually made with respect to the liabilities for which such charges were created shall be deducted from Consolidated Adjusted EBITDA in the period when made), to the extent any such expense was deducted in computing Consolidated Net Income of such Person for such period, plus
        (vii) the impact on Consolidated Adjusted EBITDA of such Person for such period in an aggregate amount not to exceed $5,000,000 since the Closing Date, of the deferral of recognition of revenue by Company until products are shipped by Company's distributors, minus (viii) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments,judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

               "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including Capital Lease Obligations but excluding capitalized interest) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period (a) to purchase or develop computer software or systems (but only to the extent such expenditures are capitalized on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP) or (b) to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Company (but only to the extent such expenditures are capitalized on the consolidated balance sheet of Company and its

        Subsidiaries in conformity with GAAP), net of landlord contributions and landlord allowances. "Consolidated Capital Expenditures" shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent and only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (c) the purchase of plant, property or equipment made within one year of the sale of any assets to the extent purchased with the proceeds of such sale.

               "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) scheduled repayments of principal of Indebtedness, (ii) Consolidated Interest Expense, (iii) Maintenance Capital Expenditures, (iv) scheduled cash dividends on any preferred stock, (v) cash payments for taxes based on income, and (vi) Consolidated Rental Payments, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, with respect to any Person for any period, the sum, without duplication, of
        (i) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to obligations under Hedge Agreements); provided, however, that in no event shall any of the following be included in Consolidated Interest Expense (i) amortization of deferred financing costs incurred in connection with the Merger, (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of
        (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes and (2) all cash dividend payments, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

               "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Subsidiary Guarantor,
        (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the amortization of (a) any premiums, fees or expenses incurred in connection with the Merger and related financings, or (b) any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Merger) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with the Merger) shall be excluded.

                "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during that period under all capital leases and operating leases to which Company or any of its Subsidiaries is a party.

               "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

               "CONTINUING DIRECTORS" means as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors immediately after consummation of the Merger or
        (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

               "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

               "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

               "DEFERRED PREPAYMENT AMOUNT" has the meaning assigned such term in subsection 2.4A(iv).

               "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

               "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Secured Notes mature; provided, however, that a class of Capital Stock shall not be Disqualified Stock hereunder solely as the result of any maturity or redemption that is conditioned upon, and subject to, compliance with subsection 7.3; and provided, further, that Capital Stock issued to any plan for the benefit of employees of Company or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by Company in order to satisfy applicable statutory or regulatory obligations.

                "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

                "DOMESTIC SUBSIDIARY" means any Wholly Owned Subsidiary of Company organized under the laws of the United States or any state thereof.

               "ELIGIBLE ACCOUNTS RECEIVABLE" means the Dollar value of the Accounts Receivable of Company and its Wholly Owned Subsidiaries which at all times continue to be acceptable to Administrative Agent in its reasonable judgment and in accordance with its customary commercial lending practices, less any returns, discounts, claims, credits, and allowances of any nature (whether issued, owing, granted or outstanding). An Account Receivable shall not be included in Eligible Accounts Receivable if:

                (i) it arises out of a sale made by such Loan Party to an Affiliate; or

                (ii) its payment terms are longer than 60 days from date of invoice; or

               (iii) it is unpaid (a) more than 60 days after the original payment due date on payment terms of 30 days or less from date of invoice, or (b) more than 30 days after the original payment due date on payment terms of more than 30 days from date of invoice; or

               (iv) it is from the same account debtor (including any Affiliate of such account debtor) and fifty percent (50%) or more of all Accounts Receivable from that account debtor (and its Affiliates) are ineligible under clause (iii) above; or

               (v) when aggregated with all other Accounts Receivable of an account debtor, such Account Receivable exceeds 25% in face value of all Accounts Receivable of such Loan Party then outstanding, but only to the extent of such excess, unless such excess is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance and issuer); or

               (vi) the account debtor for such Account Receivable is a creditor of such Loan Party, has or has asserted a right of setoff against such Loan Party, or has disputed its liability or otherwise has made any claim with respect to such Account Receivable or any other Account Receivable which has not been resolved, in each case to the extent of the amount owed by such Loan Party to such account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

               (vii) such Account Receivable is owed by an account debtor which has (a) commenced a voluntary case under the bankruptcy or insolvency laws of any jurisdiction, or made an assignment for the benefit of creditors, (b) against which a decree or order for relief has been entered by a court in an involuntary case under the bankruptcy or insolvency laws of any jurisdiction, or (c) against which any other petition or any other application for relief under the bankruptcy or insolvency laws of any jurisdiction has been filed and such petition or application shall have continued unstayed or undischarged for 60 days, or (d) which has suspended business or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

               (viii) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or was made pursuant to any other written agreement providing for repurchase or return; or

               (ix) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless such Loan Party duly assigns its rights to payment of such Account Receivable to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sections 3727 et seq.); or

               (x) the goods giving rise to such Account Receivable have not been shipped and delivered to and accepted by the account debtor, the services giving rise to such Account Receivable have not been performed and accepted, or such Account Receivable otherwise does not represent a final sale; or

               (xi) such Account Receivable does not comply in all material respects with all Governmental Authorizations and laws, rules or regulations of any governmental authority, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

               (xii) such Account Receivable is, as a result of the creditworthiness, payment record or other similar circumstances of the account debtor, subject to any security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; or

               (xiii) such Account Receivable (a) in the case of Accounts Receivable of Domestic Subsidiaries, is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent, (b) in the case of Accounts Receivable of Foreign Subsidiaries, is subject to any Lien, or (c) does not otherwise conform to the representations and warranties contained in the Loan Documents; or

               (xiv) any Account Receivable which Administrative Agent, in accordance with its reasonable judgment and its customary criteria, deems ineligible;

        provided that notwithstanding anything herein to the contrary, Accounts Receivable of Foreign Subsidiaries shall not constitute Eligible Accounts Receivable to the extent the aggregate amount of Eligible Accounts Receivable of Foreign Subsidiaries exceeds 33% of the total aggregate amount of all Eligible Accounts Receivable.

               "ELIGIBLE ASSIGNEE" means (i) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (ii) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee.

               "ELIGIBLE INVENTORY" means the Dollar value of the Inventory of Company and Subsidiary Guarantors which at all times continues to be acceptable to Administrative Agent in its reasonable judgment and in accordance with its customary commercial lending practices. In determining the amount of Eligible Inventory to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with such

        Loan Party's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

                (i) it is not owned solely by such Loan Party or such Loan Party does not have good, valid and marketable title thereto; or

                (ii) it is not located in the United States; or

                (iii) it is not located on property owned or leased by such Loan Party or in a contract warehouse, in each case segregated or otherwise separately identifiable from goods of others, if any, stored on the premises and, if requested by Administrative Agent, subject to a Collateral Access Agreement executed by any applicable mortgagee, lessor or contract warehouseman, as the case may be; or

                (iv) it is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent; or

                (v) it consists of goods returned or rejected by such Loan Party's customers or goods in transit to third parties (other than to warehouse sites); or

                (vi) it is obsolete or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

                (vii) any item of Inventory which Administrative Agent, in accordance with its reasonable judgment and its customary criteria, deems ineligible.

               "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates (unless the context provides otherwise).

               "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, by any governmental authority or any other Person, arising
        (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to employee health or safety, natural resources or the environment.

               "ENVIRONMENTAL LAWS" means any and all current or future applicable statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) occupational safety and health, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response,

        Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future applicable state or local statutes or laws, and any applicable regulations promulgated pursuant to any of the foregoing.

               "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

               "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

               "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under
        Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in a material liability pursuant to
        Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of a material liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
        (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
        Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                "EURODOLLAR RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

                "EVENT OF DEFAULT" means each of the events set forth in
        Section 8.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

               "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

               "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xiii).

               "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Encumbrances) to which such Collateral is subject.

               "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

               "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

               "FOREIGN SUBSIDIARY" means any Wholly Owned Subsidiary of Company organized under the laws of a country or jurisdiction other than the United States or a state thereof.

               "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 100 Federal Street, Boston, Massachusetts 02110 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

               "FUNDING DATE" means the date of the funding of a Revolving Loan and does not include any date such Revolving Loan is continued or converted.

               "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

               "GOVERNMENTAL ACTS" has the meaning assigned to that term in subsection 3.5A.

               "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

               "GSCP" has the meaning assigned to that term in the introduction to this Agreement.

               "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

               "HAZARDOUS MATERIALS" means (i) any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment under any applicable Environmental Laws;
        (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; and (ix) pesticides.

               "HAZARDOUS MATERIALS ACTIVITY" means any past, current, or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, storage, presence, Release, threatened Release, generation, transportation, processing, treatment or handling of any Hazardous Materials, and any corrective action or response or remedial action with respect to any of the foregoing.

               "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

               "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any obligations under Hedge Agreements, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and obligations under Hedge Agreements) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

               "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

               "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

               "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

               "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and
        (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Revolving Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months after the commencement of such Interest Period.

               "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

               "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

               "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

               "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

               "INVENTORY" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

               "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations) advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Company or any Subsidiary of Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Company, Company shall be deemed to have made an Investment on the date of such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of subsection 7.3.

               "ISSUING LENDER" means BankBoston or any Person serving as successor Administrative Agent hereunder, in its capacity as Issuing Lender.

               "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

               "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

               "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Company pursuant to subsection 3.1.

               "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Company (either directly or as a result of any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

               "LEVERAGE RATIO" has the meaning assigned such term in subsection 7.4C.

               "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

               "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

               "LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

               "MAINTENANCE CAPITAL EXPENDITURES" means, for any period, the aggregate amount of all Consolidated Capital Expenditures made by Company and its Subsidiaries during that period for repair or maintenance of property, plant or equipment.

               "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

               "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries or (ii) the material impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

               "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

               "MAXIMUM AMOUNT" has the meaning assigned to that term in subsection 10.20.

               "MERGER" means (i) the merger of Merger Sub with and into Zilog in accordance with the terms of the Merger Agreement, with Zilog being the surviving corporation in such Merger and (ii) the recapitalization of Company effected concurrently with the Merger.

               "MERGER AGREEMENT" means that certain Agreement and Plan of Merger by and among TPG, Zilog, and Merger Sub dated as of July 20, 1997, as amended by Amendments Number One, Two and Three to the Agreement and Plan of Merger, dated as of November 18, 1997, December 10, 1997 and January 26, 1998, respectively, in the form delivered to Arranger, Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.10.

               "MERGER SUB" means TPG Zeus Acquisition Corporation, a Delaware corporation existing prior to the Merger.

               "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

               "NET INCOME" means, with respect to any Person, the net income
        (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,
        (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or Collateral Asset Sale (as defined in the Senior Secured
        Note Indenture) (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

               "NON-U.S. LENDER" has the meaning assigned to that term in subsection 2.7(iii).

               "NOTICE OF BORROWING" means a notice substantially in the form of
        Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

               "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Revolving Loans specified therein.

               "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

               "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Agents, Lenders or their respective Affiliates or any of them under the Loan Documents whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

               "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Revolving Loans hereunder shall include
        (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

               "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

               "PERMITTED ENCUMBRANCES" means the following types of Liens:

               (i) Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date; (ii) Liens on assets other than Collateral securing the Senior Secured Notes and the Subsidiary guarantees thereof; (iii) Liens of Company or a Subsidiary Guarantor on assets of any Subsidiary of Company; (iv) Liens securing any permitted refinancing indebtedness which is incurred in accordance with subsection 7.1(vii) to refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement; provided, however, that such Liens (a) are not materially less favorable to the Lenders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (b) do not extend to or cover any property or assets of Company or any of its Subsidiaries not securing the Indebtedness so refinanced; (v) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP; (vi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (viii) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ix) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries; (x) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xi) Liens securing Capital Lease Obligations and purchase money Indebtedness incurred in accordance with subsection 7.1(iv); provided, however, that in the case of purchase money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of Company or any Subsidiary of Company other than the property and assets being acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction; (xii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xiii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Company or any of its Subsidiaries, including rights of offset and set-off; (xiv) Liens securing obligations under Hedge Agreements which obligations relate to Indebtedness that is otherwise permitted under this Agreement; (xv) Liens securing Acquired Debt incurred in accordance with subsection 7.1(vi); provided that (a) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by Company or a Subsidiary of Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by Company or a Subsidiary of Company and (b) such Liens do not extend to or cover any property or assets of Company or of any of its Subsidiaries other than the property or assets that secured Acquired Debt prior to time such Indebtedness became Acquired Debt of Company or a Subsidiary of Company and are no more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by Company or a Subsidiary of Company; (xvi) leases or subleases granted to others not interfering in any material respect with the business of Company or its Subsidiaries; (xvii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Company or any Subsidiary in the ordinary course of business; (xiii) Liens incurred in the ordinary course of business of Company or any Subsidiary of Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Company or such Subsidiary and (xix) Liens granted pursuant to the Collateral Documents.

               "PERMITTED INVESTMENTS" means (i) any Investment in Company or in a Subsidiary; (ii) any Investment in Cash and Cash Equivalents; (iii) any Investment by Company or any Subsidiary in a Person, if as a result of such Investment (a) such Person becomes a Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Company or a Subsidiary; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the Senior Secured Note Indenture or a transaction not constituting an Asset Sale by reason of the $1,000,000 threshold contained in the definition thereof; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Company; (vi) obligations under Hedge Agreements entered into the ordinary course of business by Company or its Subsidiaries and otherwise in accordance with this Agreement; (vii) loans and advances to employees and officers of Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5,000,000 at any one time outstanding; (viii) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and (ix) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed $25,000,000.

               "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of Company or any of its Subsidiaries (other than such Indebtedness described in clauses (i), (v), (viii), (x), (xi), (xii), (xiii), (xiv) and (xv) of subsection 7.1), provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded is subordinated in right of payment to the Revolving Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Revolving Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded.

               "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

               "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

               "PRICING DETERMINATION DATE" means any date after the six month anniversary of the Closing Date on which Company delivers financial statements to Administrative Agent and Lenders pursuant to clause (i) or
        (ii) of subsection 6.1 (accompanied by a Compliance Certificate delivered by Company pursuant to clause (iii) of subsection 6.1).

               "PRICING LEVEL" means Pricing Level I or Pricing Level II as may be in effect for a Pricing Period; provided that Pricing Level II shall be in effect for the initial Pricing Period commencing on the Closing Date until the first Pricing Determination Date.

               "PRICING LEVEL I" means the Pricing Level in effect if the Leverage Ratio for the most recently ended four-Fiscal Quarter period is equal to or less than 3.5:1.

               "PRICING LEVEL II" means the Pricing Level in effect if the Leverage Ratio for the most recently ended four-Fiscal Quarter period
        (i) exceeds 3.5:1 or (ii) an Event of Default shall have occurred and be continuing.

               "PRICING PERIOD" means (i) initially, the period commencing on the Closing Date and ending on the initial Pricing Determination Date and (ii) thereafter, any period commencing on the day immediately following a Pricing Determination Date and ending on the next succeeding Pricing Determination Date.

               "PRO RATA SHARE" means the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

               "QUALIFIED PROCEEDS" means any of the following or any combination of the following: (i) Cash, (ii) Cash Equivalents, (iii) long-term assets that are used or useful in the business of Company or its Subsidiaries on the Closing Date or businesses reasonably related thereto (the "Permitted Business"), (iv) the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by Company or any Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Wholly Owned Subsidiary of Company and a Subsidiary Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Company or any Wholly Owned Subsidiary of Company that is a Subsidiary Guarantor.

               "RECAPITALIZATION RELATED SPECIAL CHARGES" means (i) up to $10,000,000 million of retention bonuses paid to employees of Company within six months following the Closing Date, (ii) up to $5,000,000 of
        (a) severance costs paid by Company within six months following the Closing Date and (b) bonuses paid by Company to members of management of Company retained effective on or after January 1, 1998 and paid within six months following the Closing Date, (iii) expense incurred by Company as a result of (a) payments made by the Company on the Closing Date in respect of options to purchase common stock of Company outstanding on the Closing Date and (b) the grant by Company on the Closing Date or within six months thereafter of options to purchase common stock of Company and (iv) consulting fees, not exceeding $1,500,000, paid by Company within six months following the Closing Date.

               "REGISTER" has the meaning assigned to that term in subsection 2.1D.

               "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

               "RELATED AGREEMENTS" means, collectively, the Merger Agreement, the Certificate of Designations, the Stockholders Agreement, the Senior Secured Note Indenture, the Senior Secured Notes, the Senior Secured Note Purchase Agreement and the Senior Secured Registration Rights Agreement.

               "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

               "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

               "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

               "RESTRICTED PAYMENT" has the meaning assigned to that term in subsection 7.3.

               "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(iii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

               "REVOLVING LOAN COMMITMENT TERMINATION DATE" means February 27, 2003.

               "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

               "REVOLVING LOANS" means the Revolving Loans made by Lenders to Company pursuant to subsection 2.1A(iii).

               "REVOLVING NOTES" means any promissory notes issued by Company pursuant to subsection 2.1E or the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

               "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

               "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

               "SENIOR SECURED NOTE INDENTURE" means the indenture pursuant to which the Senior Secured Notes are issued, as such indenture may be amended from time to time to the extent permitted under subsection 7.10.

               "SENIOR SECURED NOTES" means the $280,000,000 in aggregate principal amount of 9.5% Senior Secured Notes due 2005 of Company issued pursuant to the Senior Secured Note Indenture.

               "SENIOR SECURED NOTE PURCHASE AGREEMENT" means the agreement or agreements pursuant to which the Senior Secured Notes are purchased by the initial purchasers thereof, as such agreement or agreements may be amended from time to time to the extent permitted under subsection 7.10.

               "SENIOR SECURED NOTE REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement entered into by Company relating to the Senior Secured Notes, as such agreement may be amended from time to time to the extent permitted under subsection 7.10.

               "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of this Agreement.

               "SOLVENT" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers,
        (iv) obligations with respect to capital leases or operating leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy
        Code).

               "STOCKHOLDERS AGREEMENT" means that certain Stockholders Agreement, entered into in connection with the Merger, by and among Company, TPG and the stockholders of Company party thereto, as such agreement may be amended from time to time to the extent permitted by subsection 7.10.

               "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders.

               "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

               "SUBSIDIARY GUARANTOR" means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

               "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

               "SUBSIDIARY SECURITY AGREEMENT" means the Subsidiary Security Agreement executed and delivered by each existing Subsidiary Guarantor on the Closing Date and to be executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XIII annexed hereto, as such Subsidiary Security Agreement may be amended, supplemented or otherwise modified from time to time.

               "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

               "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

               "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

               "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

               "TPG" means TPG Partners II, L.P.

               "TRANSACTION COSTS" means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

               "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

               "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

               "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

               "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or a combination thereof.

               "ZILOG" means Zilog, Inc., a Delaware corporation; provided that, after the consummation of the Merger, Zilog shall be referred to herein as "Company".

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

        Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3     OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

        Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

                                   SECTION 2.
              AMOUNTS AND TERMS OF COMMITMENTS AND REVOLVING LOANS

2.1     COMMITMENTS; MAKING OF REVOLVING LOANS; THE REGISTER; REVOLVING NOTES.

        A. REVOLVING LOAN COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule
2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $25,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4A. Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Loan Commitment shall expire immediately and without further action on February 28, 1998 if the Closing Date has not occurred on or before that date. Amounts borrowed under this subsection 2.1A may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

               Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations in the amounts and during the periods indicated:

                      (a) in no event shall the Total Utilization of Revolving
               Loan Commitments at any time exceed the Revolving Loan Commitments then in effect or the Borrowing Base then in effect; and

                      (b) no Revolving Loans shall be made on the Closing Date.

        B. BORROWING MECHANICS. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing Issuing Lender for the amount of a drawing under a Letter of Credit) shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 noon (Eastern Standard Time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Revolving Loans requested,
(iii) whether such Revolving Loans shall be Base Rate Loans or Eurodollar Rate Loans, (iv) in the case of any Revolving Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor and (v) that after giving effect to the requested Revolving Loans, the Total Utilization of Revolving Loan Commitments will not exceed the Borrowing Base then in effect. Revolving Loans may be continued as or converted into Base Rate Loans or Eurodollar Rate Loans, as applicable, in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give and hereby authorizes Administrative Agent to accept telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

        Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Revolving Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Revolving Loans hereunder.

        Company shall notify Administrative Agent prior to the funding of any Revolving Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Revolving Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

        Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

        C. DISBURSEMENT OF FUNDS. All Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Revolving Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 P.M. (Eastern Standard Time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2 (in the case of all Revolving Loans), Administrative Agent shall make the proceeds of such Revolving Loans available to Company as soon as reasonably practicable on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

        Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Revolving Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Revolving Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative

Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

        D.     THE REGISTER.

               (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Revolving Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (ii) Administrative Agent shall record in the Register the Revolving Loan Commitment and Revolving Loans from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Revolving Loans of each Lender. Any such recordation shall be prima facie evidence of the amount of such Loans; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Revolving Loans.

               (iii) Each Lender shall record on its internal records (including the Revolving Notes held by such Lender) the amount of each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be prima facie evidence of the amount of such Loans; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Revolving Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

               (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Revolving Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Revolving Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Revolving Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Revolving Loans.

               (v) Company hereby designates BankBoston to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent BankBoston serves in such capacity, BankBoston and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

        E. REVOLVING NOTES. Upon request of any Lender, Company shall execute and deliver on to each Lender (or to Administrative Agent for that Lender) a Revolving Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions.

2.2     INTEREST ON THE REVOLVING LOANS.

        A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Revolving Loan pursuant to subsection 2.1B; provided that for the first 30 days following the Closing Date, no Eurodollar Rate Loans shall be available. The basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Revolving Loan shall bear interest determined by reference to the Base Rate.

        Subject to the provisions of subsections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                      (a) if a Base Rate Loan, then at the sum of the Base Rate
               plus the Applicable Margin in effect from time to time; or

                      (b) if a Eurodollar Rate Loan, then at the sum of the
               Adjusted Eurodollar Rate plus the Applicable Margin in effect from time to time during the applicable Interest Period.

        B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Revolving Loan, which Interest Period shall be, at Company's option, either a one-, two-, three- or six-month period; provided that:

               (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Revolving Loan, in the case of a Revolving Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Loan converted to a Eurodollar Rate Loan;

               (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

               (v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

               (vi) there shall be no more than 5 Interest Periods outstanding at any time; and

               (vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

        C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Revolving Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Revolving Loan, upon any prepayment of that Revolving Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

        D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding

Revolving Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Revolving Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

        Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (Eastern Standard Time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Revolving Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

        Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

        Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

        E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default under subsection 8.1, the outstanding principal amount of all Revolving Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Revolving Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

        F. COMPUTATION OF INTEREST. Interest on the Revolving Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan.

2.3     FEES.

        A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans plus (ii) the Letter of Credit Usage multiplied by the Commitment Percentage per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each of the Interest Payment Dates with respect to Base Rate Loans, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

        B. OTHER FEES. Company agrees to pay to Arranger and Administrative Agent such other fees in the amounts and at the times separately agreed upon between Company, Arranger and Administrative Agent.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

        A.     PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS.

               (i) Voluntary Prepayments. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (Eastern Standard Time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided, however, that with respect to any Eurodollar Rate Loan prepaid prior to the expiration of the Interest Period applicable thereto, Company shall pay all amounts payable pursuant to subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

               (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

               (iii) Mandatory Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments or Due to Insufficient Borrowing Base. Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan

        Commitments then in effect or the Borrowing Base then in effect. Prepayments pursuant to this subsection 2.4A(iii) shall be applied as provided in subsection 2.4A(iv).

               (iv) Application of Prepayments.

                      (a) Application of Voluntary Prepayments . Any voluntary
               prepayments pursuant to subsection 2.4A(i) shall be applied to repay outstanding Revolving Loans to the full extent thereof.

                      (b) Application of Prepayments to Base Rate Loans and
               Eurodollar Rate Loans. Any prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D. In the event that the amount of any prepayment required to be made pursuant to subsection 2.4A(iii) exceeds the aggregate principal amount of the Base Rate Loans outstanding required to be prepaid (the amount of any such excess being called the "DEFERRED PREPAYMENT AMOUNT"), Company shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding Base Rate Loans and to deposit an amount equal to the Deferred Prepayment Amount with the Administrative Agent in the Collateral Account. Any amount so deposited shall be held by Administrative Agent as Collateral for the Obligations and applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the expiration of the Interest Periods applicable thereto and Company hereby authorizes Administrative Agent to apply such Deferred Prepayment Amount to repay outstanding Revolving Loans at the end of the expiration of the Interest Periods applicable thereto. As long as the Deferred Prepayment Amount is deposited in the Collateral Account on the date the applicable prepayment is required to be made pursuant to subsection 2.4(A)(iii), Company shall not be required to pay interest pursuant to subsection 2.2E or compensation for breakage pursuant to subsection 2.6D.

        B.     GENERAL PROVISIONS REGARDING PAYMENTS.

               (i) Manner and Time of Payment. Except as expressly provided in subsection 2.7B with respect to Taxes, all payments by Company of principal, interest, fees and other Obligations hereunder and under the Revolving Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (Eastern Standard Time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

               (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Revolving Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

               (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Revolving Loans shall be apportioned among all outstanding Revolving Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

               (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

               (v) Notation of Payment. Each Lender agrees that before disposing of any Revolving Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Revolving Loans evidenced by that Revolving Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Revolving Loan made under such Revolving Note shall not limit or otherwise affect the obligations of Company hereunder or under such Revolving Note with respect to any Revolving Loan or any payments of principal or interest on such Revolving Note.

        C. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

               (i) Application of Proceeds of Collateral. All proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of

        Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                      (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                      (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                      (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

               (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Administrative Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                      (a) To the payment of the costs and expenses of any
               collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                      (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

                      (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5     USE OF PROCEEDS.

        A. REVOLVING LOANS. The proceeds of any Revolving Loans shall be applied by Company for general corporate purposes, which may include capital expenditures and the making of intercompany loans to any Subsidiary Guarantor, in accordance with subsection 7.1(v), for their own general corporate purposes.

        B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6     SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

        Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

        A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (Eastern Standard Time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall be prima facie evidence of such rate) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

        B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have reasonably determined, on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Revolving Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

        C. ILLEGALITY OR MATERIAL HARDSHIP OF EURODOLLAR RATE LOANS. In the event that on any date any Lender (after consultation with Company and Administrative Agent) shall have reasonably determined that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter
(a) the obligation of the Affected Lender to make Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Revolving Loan as (or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

        D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Revolving Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

        E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

        F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

        G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Revolving Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Revolving Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

        A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine that any change in any law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof (including the adoption of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender (at its applicable lending office) with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; or

               (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate);

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall pay to such Lender, within five days after receipt of the statement referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that the foregoing shall apply only to the extent that such Lender's Revolving Loan is a Eurodollar Rate Loan; and provided further, that Company shall not be liable in respect of any such increased cost for any period during which such Lender had actual knowledge thereof and failed to notify Company as soon as reasonably practicable in accordance with the next sentence if and to the extent such earlier notice would have avoided or lessened the payments required by Company hereunder relating to such period. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be prima facie evidence of such additional amounts.

        B.     WITHHOLDING OF TAXES.

               (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

               (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                      (a) Company shall notify Administrative Agent of any such
               requirement or any change in any such requirement as soon as Company becomes aware of it;

                      (b) Company shall pay any such Tax before the date on
               which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                      (c) the sum payable by Company in respect of which the
               relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, provided, however, that no such additional amounts shall be payable in respect of (i) any Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than by reason of being a party to the Loan Documents and receiving payments thereunder or (ii) any Taxes imposed by reason of the Lender's failure to comply with the provisions of subsection 2.7B(iii)(a) and (b) hereof as set forth in subsection 2.7B(iii)(c); and

                      (d) within 30 days after paying any sum from which it is
               required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

        provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

               (iii)  Evidence of Exemption from U.S. Withholding Tax.

                      (a) Each Lender that is organized under the laws of any
               jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or
               (2) if such Lender is not a "bank" or other Person described in
               Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                      (b) Each Lender required to deliver any forms,
               certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                      (c) Company shall not be required to pay any additional
               amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

        C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have reasonably determined that any law, rule or regulation (or any provision thereof) regarding capital adequacy, which is adopted or phased in, or becomes effective or applicable, after the date hereof, or any change in any such law, rule or regulation, or in the interpretation or administration thereof, made after the date hereof by any governmental authority, central bank, the National Association of Insurance Commissioners, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, the National Association of Insurance Commissioners or comparable agency issued or made after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Revolving Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Revolving Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation would have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be prima facie evidence of such additional amounts.

        D. SUBSTITUTE LENDERS. In the event Company is required under the provisions of subsections 2.7 or 3.6 to make payments in a material amount to any Lender or an Affected Lender has given notice thereof to Company under subsection 2.6C, or in the event any Lender fails to lend to Company in accordance with this Agreement, Company may, so long as no Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) Company shall pay that Lender all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under this subsection 2.7) owed to such Lender through such date of termination, (ii) another financial institution reasonably satisfactory to Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the reasonable judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent), to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

2.8     OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.

        Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Revolving Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection
2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Revolving Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other reasonable measures if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as reasonably determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Revolving Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Revolving Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be prima facie evidence of such amount.

                                   SECTION 3.
                                LETTERS OF CREDIT

3.1     ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS
        THEREIN.

        A. LETTERS OF CREDIT. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit for the account of Company for the purposes specified in the definition of Standby Letter of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Issuing Lender issue and Issuing Lender shall not issue:

               (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

               (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $25,000,000;

               (iii) any Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and
        (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension; or

               (iv) any Letter of Credit denominated in a currency other than Dollars.

        B.     MECHANICS OF ISSUANCE.

               (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Issuing Lender a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 1:00 P.M. (Eastern Standard Time) at least three Business Days or in such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business
        Day), (b) the face amount of the Letter of Credit,

        (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, (e) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require Issuing Lender to make payment under the Letter of Credit, and (f) that, after giving effect to the issuance of the Letter of Credit, the Total Utilization of Revolving Loan Commitments will not exceed the Borrowing Base then in effect; provided that Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such business day.

               Company shall notify Issuing Lender (and Administrative Agent, if Administrative Agent is not Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have recertified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

               (ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender's standard operating procedures and using Issuing Lender's standard form of Standby Letter of Credit.

               (iii) Notification to Lenders. Upon the issuance of any Letter of Credit Issuing Lender shall promptly notify Administrative Agent (if Administrative Agent is not Issuing Lender) and each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is Issuing Lender, together with such notice), Administrative Agent shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

               (iv) Reports to Lenders. Within 20 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, Issuing Lender shall deliver to each other Lender a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

        C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Loan Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2     LETTER OF CREDIT FEES.

        Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

               (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to Issuing Lender for its own account, equal to the greater of (1) $500 and (2) 0.125% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the product of (1) the Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans and (2) the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Interest Payment Date with respect to Base Rate Loans and computed on the basis of a 360-day year for the actual number of days elapsed; and

               (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3     DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

        A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

        B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Lender prior to 1:00 P.M. (Eastern Standard Time) on the date such drawing is honored that Company intends to reimburse Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

        C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

               (i) Payment by Lenders. In the event that Company shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Loan Commitments. Each Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (Eastern Standard Time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the event that any Lender fails to make available to Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

               (ii) Distribution to Lenders of Reimbursements Received From Company. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

        D.     INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

               (i) Payment of Interest by Company. Company agrees to pay to Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus the Applicable Margin with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

               (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) Issuing Lender shall distribute to each other Lender, out of the interest received by Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4     OBLIGATIONS ABSOLUTE.

        The obligation of Company to reimburse Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit;

               (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

               (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

               (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

               (vi) any breach of this Agreement or any other Loan Document by any party thereto;

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

               (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question.

3.5     INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

        A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance or payment of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender or (b) subject to the following clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

        B. NATURE OF ISSUING LENDER'S DUTIES. As between Company and Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder.

        In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and not constituting gross negligence or willful misconduct, shall not put Issuing Lender under any resulting liability to Company.

        Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6     INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

        Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that Issuing Lender or any Lender shall reasonably determine that any change in any law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof (including the adoption of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Lender or any Lender (at its applicable lending office) with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects Issuing Lender or such Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of Issuing Lender or such Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by Issuing Lender; or

               (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by Issuing Lender or participations therein purchased by such Lender;

and the result of any of the foregoing is to increase the cost to Issuing Lender or such Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or such Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall pay to Issuing Lender or such Lender, within five days after receipt of the statement referred to below, such additional amount or amounts as may be necessary to compensate Issuing Lender or such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that Company shall not be liable in respect of any such increased cost for any period during which such Lender had actual knowledge thereof and failed to notify Company as soon as reasonably practicable in accordance with the next sentence if and to the extent such earlier notice would have avoided or lessened the payments required by Company hereunder relating to such period. Issuing Lender or such Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Issuing Lender or such Lender under this subsection 3.6, which statement shall be prima facie evidence of such additional amounts.

                                   SECTION 4.
               CONDITIONS TO REVOLVING LOANS AND LETTERS OF CREDIT

        The obligations of Lenders to make Revolving Loans and of Issuing Lender to the issue of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1     CONDITIONS TO BE SATISFIED ON THE CLOSING DATE.

        The obligations of Lenders to make Revolving Loans are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions on or before the Closing
Date:

        A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

               (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

               (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

               (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

               (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

               (v) Executed originals of the Loan Documents to which such Person is a party; and

               (vi) Such other documents as Arranger or Administrative Agent may reasonably request.

        B. NO MATERIAL ADVERSE EFFECT. Since December 31, 1997, no Material Adverse Effect shall have occurred.

        C. CORPORATE AND CAPITAL STRUCTURE

        The corporate organizational structure and ownership and capital structure of Company and its Subsidiaries, both before and after giving effect to the Merger, shall be as set forth on Schedule 4.1C annexed hereto.

        D. PROCEEDS OF DEBT AND EQUITY CAPITALIZATION OF COMPANY AND CASH BALANCES.

               (i) Debt and Equity Capitalization of Company. On or before the Closing Date, (a) Company shall have received net Cash proceeds of not less than $117,500,000 from the issuance of equity to TPG and certain other investors of which not less than $92,500,000 shall be common stock, and (b) Company shall have issued and sold not less than $280,000,000 in aggregate principal amount of Senior Secured Notes.

               (ii) Use of Proceeds by Company. Company shall have provided evidence satisfactory to Arranger and Administrative Agent that the proceeds of the debt and equity capitalization of Company described in the immediately preceding clause have been irrevocably committed to the payment of a portion of the costs of the Merger and Transaction Costs.

        E. RELATED AGREEMENTS. (i) Administrative Agent and Arranger shall have received executed and conformed copies of each of the Related Agreements and any amendments thereto on or before the Closing Date, the forms, terms and conditions of which shall be in all respects satisfactory to Administrative Agent and Arranger, (ii) the Related Agreements shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived after the execution thereof, except as provided in a written amendment thereto delivered to and approved by Administrative Agent and Arranger, such approval not to be unreasonably withheld, (iii) no Loan Party shall have failed in any material respect to perform any material obligation or covenant required by the Related Agreement to be performed or complied with by it on or before the Closing Date and (iv) Administrative Agent and Arranger shall have received an Officers' Certificate from Company in form and substance satisfactory to Administrative Agent and Arranger and to the effect set forth in clauses (i), (ii) and (iii) above.

        F. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Merger, the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by Zilog and its Subsidiaries in substantially the same manner as conducted prior to the consummation of the Merger, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Merger or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

        G. CONSUMMATION OF MERGER AND CASH BALANCES AT ZILOG.

               (i) All conditions to the Merger set forth in the Merger Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Arranger and Administrative Agent, such approval not to be unreasonably withheld.

               (ii) the Merger shall have become effective on the Closing Date in accordance with the terms of the Merger Agreement and the laws of the State of Delaware;

               (iii) The aggregate cash consideration paid to the holders of equity interests in Zilog in respect of such equity interests in connection with the Merger shall not exceed $20 per share of capital stock of Zilog;

               (iv) Transaction Costs shall not exceed $30,000,000, and Arranger and Administrative Agent shall have received evidence to their reasonable satisfaction to such effect;

               (v) Immediately prior to the consummation of the Merger, Zilog shall have not less than $100,000,000 in Cash on hand; and

               (vi) Arranger and Administrative Agent shall have received an Officers' Certificate of Company to the effect set forth in clauses
        (i)-(v) above.

        H. SECURITY INTERESTS IN PERSONAL PROPERTY. Each of Arranger and Administrative Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (iii) and (iv) below) that may be necessary or, in the reasonable opinion of Arranger and Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in Collateral (other than Liens on Collateral located outside the United States unless such Lien has been perfected in accordance with the laws of the applicable foreign jurisdiction and Liens described in clause (vi) of the definition of Permitted Encumbrances). Such actions shall include the following:

               (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents;

               (ii) Lien Searches and UCC Termination Statements. Delivery to Arranger and Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to Arranger and Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

               (iii) UCC Financing Statements. Delivery to Administrative Agent of UCC financing statements duly executed by each applicable Loan Party with respect to all personal property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Arranger and Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

               (iv) Other Filings. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the United States Copyright Office in order to create or perfect Liens in respect of the Collateral; and

               (v) Collateral Audit and Borrowing Base Certificate. Delivery to Arranger and Administrative Agent an audit of all Inventory and Accounts Receivable in form and substance reasonably satisfactory to Arranger and Administrative Agent.

        I. ENVIRONMENTAL REPORTS. Arranger and Administrative Agent shall have received reports and other information as requested by Arranger and Administrative Agent, regarding environmental matters relating to Company and its Subsidiaries and the Facilities, in form and substance reasonably satisfactory to Arranger and Administrative Agent.

        J. FINANCIAL STATEMENTS; PRO FORMA BALANCE SHEET. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Zilog and its Subsidiaries for Fiscal Years 1994, 1995, 1996 and 1997, consisting of balance sheets and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) pro forma consolidated balance sheets of Company and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP and reflecting the consummation of the Merger, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma balance sheets shall be in form reasonably satisfactory to Arranger and Administrative Agent and (iii) all management letters provided to Zilog by its auditors during the last three Fiscal Years ended prior to the Closing Date.

        K. SOLVENCY ASSURANCES. On the Closing Date, Arranger, Administrative Agent and Lenders shall have received a letter from Houlihan, Lokey, Howard & Zukin, dated the Closing Date and addressed to Arranger, Administrative Agent and Lenders, in form and substance reasonably satisfactory to Arranger and Administrative Agent and with appropriate attachments.

        L. EVIDENCE OF INSURANCE. Arranger and Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

        M. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Pillsbury Madison & Sutro LLP, and Cleary, Gottlieb, Steen & Hamilton, and Moffat, Thomas, Barrett, Rock & Fields, counsel for Loan Parties, dated as of the Closing Date, and substantially in the forms set forth in Exhibit VI annexed hereto and as to such other matters as Administrative Agent or Arranger and acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Arranger and Administrative Agent that Company has requested such counsel to deliver such opinions to Lenders.

        N. OPINION OF ARRANGER'S AND ADMINISTRATIVE AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Arranger and Administrative Agent, dated as of the Closing Date, substantially in the form of Exhibit VII annexed hereto and as to such other matters as Arranger and Administrative Agent may reasonably request.

        O. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS. Administrative Agent and Arranger and its counsel shall have received (i) copies of each of the opinions of counsel delivered to (a) the parties under the Merger Agreement and to the purchaser(s) of the

Senior Secured Notes, together with (ii) a letter from each such counsel authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders.

        P. FEES. Company shall have paid to Arranger and Administrative Agent, for distribution (as appropriate) to Arranger, Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3B.

        Q. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Arranger and Administrative Agent an Officers' Certificate, in form and substance satisfactory to Arranger and Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Arranger, Administrative Agent and Requisite Lenders.

        R. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by Administrative Agent, acting on behalf of Lenders, or Arranger and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Arranger and such counsel, and Administrative Agent, Arranger and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Arranger may reasonably request.

4.2     CONDITIONS TO ALL REVOLVING LOANS.

        The obligations of Lenders to make Revolving Loans on each Funding Date are subject to the following further conditions precedent:

        A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

        B. As of that Funding Date:

               (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

               (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

               (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

               (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Revolving Loans to be made by it on that Funding Date;

               (v) The making of the Revolving Loans requested on such Funding Date shall not violate any law including Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

               (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Revolving Loans (or, in the case of the initial Revolving Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed that, in either event, would reasonably be expected to have a Material Adverse Effect; and

               (vii) Since the last audited financial statements delivered to Lenders pursuant to subsection 6.1(ii), no event or change has occurred that caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.3     CONDITIONS TO LETTERS OF CREDIT.

        The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

               A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Revolving Loans shall have been made.

               B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

               C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

                                   SECTION 5.
                    COMPANY'S REPRESENTATIONS AND WARRANTIES

        In order to induce Lenders to enter into this Agreement and to make the Revolving Loans, to induce Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company hereby represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1     ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
        SUBSIDIARIES.

        A. ORGANIZATION AND POWERS. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 5.1 annexed hereto. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business substantially as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

        B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

        C. CONDUCT OF BUSINESS. Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

        D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The capital stock of each of the Subsidiaries of Company identified in Schedule
5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2     AUTHORIZATION OF BORROWING, ETC.

        A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

        B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of any Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries which would reasonably be expected individually or in the aggregate to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except to the extent, with respect to any approvals or consents required under any Contractual Obligations, the failure to obtain such approval or consent would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

        C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body (other than filings required in connection with the perfection of security interests granted pursuant to the Collateral Documents and routine and customary filings with, or consents or approvals of, or notices to, governmental or regulatory bodies required in connection with the conduct of the business of Company and its Subsidiaries or the absence of which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect).

        D. BINDING OBLIGATION. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        E. VALID ISSUANCE OF COMPANY COMMON STOCK, COMPANY PREFERRED STOCK AND SENIOR SECURED NOTES.

               (i) Company Common Stock and Company Preferred Stock. The Company Common Stock and Company Preferred Stock to be sold on or before the Closing Date, when issued and delivered, will be duly and validly issued, fully paid and nonassessable. No stockholder of Company has or will have any preemptive rights to subscribe for any additional equity Securities of Company. The issuance and sale of such Company Common Stock and Company Preferred Stock, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

               (ii) Senior Secured Notes. Company has the corporate power and authority to issue the Senior Secured Notes. The Senior Secured Notes, when issued and paid for, will be the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Secured Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

5.3     FINANCIAL CONDITION.

        Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended.

Company does not have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.4     NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

        As of the date hereof, since December 31, 1997, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since December 31, 1997, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by subsection 7.3.

5.5     TITLE TO PROPERTIES; LIENS.

        Loan Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.5 and except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

5.6     LITIGATION; ADVERSE FACTS.

        There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental
Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.7     PAYMENT OF TAXES.

        Except to the extent permitted by subsection 6.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Loan Party knows of any proposed material tax assessment against any Loan Party or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8     PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
        CONTRACTS.

        A. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not individually or in the aggregate have a Material Adverse Effect.

        B. No Loan Party nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9     GOVERNMENTAL REGULATION.

        No Loan Party nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10    SECURITIES ACTIVITIES.

        A. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

        B. Following application of the proceeds of each Revolving Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.5 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11    EMPLOYEE BENEFIT PLANS.

        A. Each of Company and its Subsidiaries is in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan of Company and its Subsidiaries, and have performed all their material obligations under each such Employee Benefit Plan. Each Employee Benefit Plan of Company and its Subsidiaries which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

        B. No ERISA Event with respect to Company or its Subsidiaries has occurred or is reasonably expected to occur and no ERISA Event with respect to any ERISA Affiliate of Company and its Subsidiaries has occurred or is reasonably expected to occur which would be reasonably expected to result in a Material Adverse Effect.

        C. As of the most recent valuation date for any Pension Plan maintained or contributed to by Company and its Subsidiaries, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000. As of the most recent evaluation date for any Pension Plan maintained or contributed by Company and its Subsidiaries or any ERISA Affiliate, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), if required to be fully paid, would not reasonably be expected to have Material Adverse Effect.

        D. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Loan Parties for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Loan Parties together with their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to have Material Adverse Effect.

5.12    CERTAIN FEES.

        Except as set forth on Schedule 5.12 annexed hereto, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13    ENVIRONMENTAL PROTECTION.

        Except as set forth in Schedule 5.13 annexed hereto,

               (i) no Loan Party nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any written order, consent decree or settlement agreement with any Person that is outstanding (except for documentation retention or confidentiality requirements) relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

               (ii) No Loan Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
        Section 9604) or any comparable state law;

               (iii) there have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries that could reasonably be expected individually or in the aggregate to have a Material Adverse Effect;

               (iv) Company has an environmental management system for its and each of its Subsidiaries' operations with respect to environmental compliance and includes procedures for (a) preparing and updating written compliance manuals covering pertinent regulatory areas, (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (c) training employees to comply with applicable environmental requirements and updating such training as necessary, (d) ensuring correction of any incidents of non-compliance and (e) reviewing the compliance status of off-site waste disposal facilities;

               (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

        Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to any Loan Party or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 5.13 annexed hereto, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.14    EMPLOYEE MATTERS.

        Except as set forth in Schedule 5.14 annexed hereto, no Loan Party or any of its Subsidiaries is a party to any collective bargaining agreement and, to the knowledge of any Loan Party, no union representation question exists with respect to the employees of any Loan Party or any of its Subsidiaries. There is no strike, work stoppage, slowdown, lockout or any other labor dispute pending, or to the knowledge of Company, threatened, involving any Loan Party or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.15    SOLVENCY.

        Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16    MATTERS RELATING TO COLLATERAL.

        A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with the actions taken on or prior to the date hereof pursuant to subsections 4.1H and 6.8 are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral (other than Liens on Collateral located outside the United States unless such Lien has been perfected in accordance with the laws of the applicable foreign jurisdiction and Liens described in clause
(vi) of the definition of Permitted Encumbrances), and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens (other than Liens on Collateral located outside the United States unless such Lien has been perfected in accordance with the laws of the applicable foreign jurisdiction and Liens described in clause (vi) of the definition of Permitted Liens) have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

        B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A.

        C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and in respect of Liens permitted under subsection 7.2A, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

        D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

        E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17    RELATED AGREEMENTS.

        A. REPRESENTATIONS AND WARRANTIES IN MERGER AGREEMENT. Each of the representations and warranties given by Zilog to Merger Sub and TPG and by Merger Sub and TPG to Zilog in the Merger Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date, or as of such earlier date (as the case may be), in each case subject to the qualifications set forth in the schedules to the Merger Agreement and as supplemented by the representations and warranties in this Agreement and the information contained in Company's Offering Circular relating to the Senior Secured Notes. Notwithstanding anything in the Merger Agreement to the contrary, the representations and warranties set forth in this subsection shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

5.18    DISCLOSURE.

        The representations and warranties of the Loan Parties contained in the Loan Documents and the Related Agreements and the information set forth in Company's Offering Circular relating to the Senior Secured Notes (excluding any projections or pro forma financial information), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading as of the date made and in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the date hereof, there are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed in the documents referenced above.

                                   SECTION 6.
                         COMPANY'S AFFIRMATIVE COVENANTS

        Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Revolving Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1     FINANCIAL STATEMENTS AND OTHER REPORTS.

        Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

               (i) Quarterly Financials: as soon as practicable and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

               (ii) Year-End Financials: as soon as practicable and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) a report thereon of Ernst & Young, LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

               (iii) Officers' and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii), (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance or noncompliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

               (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (xii) of this subsection
        6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
        (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (1) the current Fiscal Year to the effective date of such change and (2) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.4) which would have resulted if such financial statements had been prepared without giving effect to such change;

               (v) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

               (vi) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

               (vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

               (viii) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to

        Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

               (ix) Litigation or Other Proceedings: promptly upon any officer of Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (b) any material development in any Proceeding that, in any case:

                        (1) could reasonably be expected to give rise to a
                Material Adverse Effect; or

                        (2) seeks to enjoin or otherwise prevent the
                consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

        written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

               (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in a liability to any Loan Party in excess of $5,000,000 in any single case or $10,000,000 in the aggregate, a written notice specifying the nature thereof, what action Loan Parties or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

               (xi) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Parties with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Loan Parties from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan of Company and its Subsidiaries as Administrative Agent shall reasonably request;

               (xii) Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, in the form prepared for senior management and the Board of Directors, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

               (xiii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

               (xiv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Company;

               (xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement
        Schedule 5.1 annexed hereto for all purposes of this Agreement;

               (xvi) Borrowing Base Certificates. (a) As soon as available and in any event within ten (10) Business Days after the last Business Day of (1) if any Revolving Loans or Letters of Credit are outstanding, each month or (2) if no Revolving Loans or Letters of Credit are outstanding, each Fiscal Quarter, in each case ending after the Closing Date, and (b) upon the date of delivery of any Notice of Borrowing if a Borrowing Base Certificate has not been delivered within the last 30 days prior to the applicable Funding Date, a Borrowing Base Certificate dated as of the last Business Day of such month or Fiscal Quarter or the date of the Notice of Borrowing, as applicable, together with any additional schedules and other information that Administrative Agent may reasonably request (it being understood that (a) Company, in addition to such monthly Borrowing Base Certificate, may from time to time deliver to Administrative Agent and Lenders, on any Business Day after the Closing Date, a Borrowing Base Certificate dated as of such Business Day, together with any additional schedules and other information that Administrative Agent may reasonably request, and (b) the most recent Borrowing Base Certificate described in this subdivision (xvi) that is delivered to Administrative Agent shall be used in calculating the Borrowing Base as of any date of determination); and

               (xvii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent on behalf of any Lender.

6.2     CORPORATE EXISTENCE, ETC.

        Except as permitted under subsection 7.5, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its corporate existence and (ii) all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.3     PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

        A. Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

        B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4     MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET
        INSURANCE/CONDEMNATION PROCEEDS.

        A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

        B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance on the Collateral shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss with respect to the Collateral provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

        If Administrative Agent receives any insurance proceeds in respect of the Collateral as loss payee, as long as no Event of Default has occurred and is continuing, Administrative Agent shall deliver such insurance proceeds to Company. If an Event of Default has occurred and is continuing Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such insurance proceeds to prepay any outstanding Revolving Loans.

6.5 INSPECTION RIGHTS; AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE; LENDER MEETING.

        A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and at such intervals as may reasonably be requested and at the expense of Lenders.

        B. AUDITS OF INVENTORY AND ACCOUNTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to conduct an audit of all Inventory and Accounts Receivable of Loan Parties once during each twelve-month period after the Closing Date and at any time an Event of Default has occurred and is continuing, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested.

        C. LENDER MEETING. Company will, upon the request of Arranger, Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent, such meeting, as long as no Event of Default has occurred and is continuing, to be at the expense of Lenders.

6.6     COMPLIANCE WITH LAWS, ETC.

        Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7 ENVIRONMENTAL REVIEW AND INVESTIGATION, DISCLOSURE, ETC.; COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

        A. ENVIRONMENTAL REVIEW AND INVESTIGATION. Company agrees that in the event (a) Administrative Agent reasonably believes that Company has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or
6.7 or that there has been a material violation of Environmental Laws at any Facility or by Company or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, Administrative Agent may conduct, at Company's expense, its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Company or any of its Subsidiaries, Company shall only be obligated to use its best efforts to obtain permission for Administrative Agent's professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Company hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. To the extent soil or ground water samples are taken, Company may, at its option, take split samples for separate testing. Company and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Revolving Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (1) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company's use of or reliance on such report, (2) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (3) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

        B. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent and Lenders:

               (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (collectively, "REPORTS"), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; except to the extent such Reports are a privileged attorney client communication or constitute privileged attorney work product, provided that Company agrees to identify all privileged Reports and to provide reasonable information concerning the facts or circumstances giving rise to the Reports in order to enable Administrative Agent to evaluate and assess the environmental matters covered by the Reports.

               (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (b) any remedial action taken by Company or any other Person in response to any Hazardous Materials Activities or any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and
        (c) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

               (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, and (b) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for an Environmental Claim; except to the extent such written communications are a privileged attorney client communication or constitute privileged attorney work product, provided that Company agrees to identify all privileged written communications and to provide reasonable information concerning the facts or circumstances giving rise to the communications in order to enable Administrative Agent to evaluate and assess the environmental matters covered by the communication.

               (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

        C. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

               (i) Remedial Actions Relating to Hazardous Materials Activities. Company shall promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that presents a material risk of giving rise to an Environmental Claim. In the event Company or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Company or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Company or such Subsidiary.

               (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to
        (i) cure any material violation of applicable Environmental Laws by Company or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; except when, and only to the extent that, Company is contesting in good faith such violation of Environmental Law or such Environmental Claim.

6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES.

        A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. Except as otherwise provided below in subsection 6.8C with respect to Foreign Subsidiaries, in the event that any Person becomes a Subsidiary of Company after the date hereof in accordance with and to the extent permitted by this Agreement, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty, Subsidiary Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1H) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien (other than Liens on Collateral located outside the United States unless such Lien has been perfected in accordance with the laws of the applicable foreign jurisdiction and Liens described in clause (vi) of the definition of Permitted Encumbrances) on all of the personal property assets of such Subsidiary described in the applicable forms of Collateral Documents.

        B. SUBSIDIARY CHARTER DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with such Loan Documents described in subsection 6.8A, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent,
(iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

        C. FOREIGN SUBSIDIARIES. In the event that (i) any Person which becomes a Subsidiary of Company is a Foreign Subsidiary and (ii) Company reasonably determines that the execution of a counterpart of the Subsidiary Guaranty and the Collateral Documents required to be executed by such Subsidiary pursuant to subsection 6.8A would result in material negative tax consequences to Company, then, notwithstanding anything in this subsection 6.8A to the contrary, such Foreign Subsidiary shall not be required to execute counterparts of the Security Guaranty and the Collateral Documents required to be executed pursuant to subsection 6.8A.

6.9     DETERMINATION OF BORROWING BASE.

        A. Company shall deliver a Borrowing Base Certificate to the Administrative Agent in accordance with subsection 6.1(xvi) and upon request of Administrative Agent. Each such Borrowing Base Certificate shall be dated as of the last day of the applicable reporting period or such date as may be reasonably requested by Administrative Agent from time to time. Promptly following its receipt of each such Borrowing Base Certificate, the Administrative Agent shall determine, or, as the case may be, re-determine the Borrowing Base based on such Borrowing Base Certificate and the definitions of Eligible Inventory and Eligible Accounts Receivable and deliver written notice of such determination to Company. In the event Administrative Agent disagrees with Company's determination of Eligible Receivables, Eligible Inventory or the Borrowing Base, Administrative Agent shall notify Company and consult with Company regarding Company's determination prior to determining or redetermining the Borrowing Base. Each Borrowing Base so determined or re-determined by the Administrative Agent shall remain in effect until a notice of a re-determined Borrowing Base shall have been given by the Administrative Agent in accordance with the provisions of this subsection 6.9. Administrative Agent shall consult with Company prior to establishing or changing any reserves or standards of eligibility of Accounts Receivable and Inventory.

        B. Each such Eligible Account Receivable shown on each Borrowing Base Certificate shall conform to the requirements set forth in the definition thereof. All Inventory shown on each Borrowing Base Certificate shall conform to the requirements of the definition of Eligible Inventory.

        C. Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with sound business practices shall be made of all dealings and transactions in relation to the Accounts Receivable and Inventory. Company agrees to furnish to Administrative Agent any information which it may reasonably request regarding the determination and calculation of the Borrowing Base including, without limitation, correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all obligors.

        D. Administrative Agent may, at any time, reevaluate the value of any item included in the Borrowing Base in accordance with the definition of such item as set forth in subsection 1.1. Administrative Agent may determine, as a result of any such reevaluation and after consultation with Company, to reduce the amount which such item contributes to the Borrowing Base or exclude such item from the Borrowing Base. If Administrative Agent determines that the Borrowing Base shall be reduced pursuant to this subsection 6.9, Administrative Agent shall give written notice to Company and Lenders which states the amount of such reduction and the nature of the action taken by Administrative Agent, which reduction shall be effective upon receipt of such notice by Company.

        E. Company shall promptly notify Administrative Agent in writing of any information which Company receives or otherwise gains knowledge of relating to the eligibility of any item or items included in the Borrowing Base which would cause the Borrowing Base to be decreased by $150,000 or more in the aggregate.

6.10    LOCKBOX SYSTEM.

               Within 120 days following the Closing Date, Company shall transfer its lockbox account system with respect to Accounts Receivable of Company and its Subsidiaries maintained with its current lockbox bank to Administrative Agent and thereafter maintain such lockbox account system with Administrative Agent.

                                   SECTION 7.
                          COMPANY'S NEGATIVE COVENANTS

        Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Revolving Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1     INDEBTEDNESS.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become or remain directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt) and Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock except:

                (i) Company may become and remain liable with respect to the Obligations;

                (ii) Company and its Subsidiaries, as applicable, may remain liable with respect to existing Indebtedness described in Schedule 7.1 annexed hereto;

               (iii) Company may become and remain liable with respect to Indebtedness evidenced by the Senior Secured Notes in an aggregate principal amount not to exceed $280,000,000 and Subsidiary Guarantors may become and remain liable with respect to guarantees thereof;

               (iv) Company or any of its Subsidiaries may become and remain liable for Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

               (v) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other Subsidiary Guarantor provided that (a) all such intercompany Indebtedness owed by Company to any of such Subsidiaries shall be expressly subordinated in right of payment to the payment in full of the Obligations and (b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Company or a Subsidiary Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Company or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Company or such Subsidiary Guarantor, as the case may be;

               (vi) Company and its Subsidiaries may become and remain liable with respect to Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

               (vii) Company and its Subsidiaries may become and remain liable with respect to Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to exist or be incurred;

               (viii) Company and its Subsidiaries may become and remain liable for Indebtedness incurred in respect of worker's compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company in the ordinary course of business;

               (ix) Subsidiaries of Company may become and remain liable with respect to Indebtedness in respect of the Subsidiary Guaranty;

               (x) Company and Subsidiary Guarantors may become and remain liable with respect to obligations under Hedge Agreements;

               (xi) Company and Subsidiaries may become and remain liable with respect to Indebtedness providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Capital Stock of the Company or any Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition;

               (xii) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor that was permitted to be incurred by this subsection 7.1;

               (xiii) Company and its Subsidiaries may incur and remain liable for Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daily overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

               (xiv) Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness or issue shares of preferred stock if Company's Leverage Ratio as of the last day of the most recently ended Fiscal Quarter, on a pro forma basis after giving effect to the incurrence of such additional Indebtedness or the issuance of such Disqualified Stock or preferred stock, is in compliance with subsection 7.4C; and

               (xv) Company or any Subsidiary Guarantor may become and remain liable with respect to other Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xv) not to exceed 25,000,000.

7.2     LIENS AND RELATED MATTERS.

        A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except Permitted Encumbrances. Without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Accounts Receivable or Inventory other than Liens granted in favor of Administrative Agent, on behalf of Lenders and Liens described in clause (vi) of the definition of Permitted Encumbrances.

        B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

        C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Senior Secured Note Indenture, or any other agreement prohibiting only the creation of Liens securing Secured Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) (a) pay dividends or make any other distributions to Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Company or any of its Subsidiaries, or (ii) make loans or advances to Company or any of its Subsidiaries or (iii) transfer any of its property or assets to Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Indebtedness existing on the date of this Agreement pursuant to subsection 7.1(ii), (b) the Senior Secured Note Indenture and collateral documents relating thereto as in effect as of the date of this Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Secured Note Indenture and collateral documents relating thereto as in effect on the date of this Agreement, (c) applicable law, rule, regulation or order, (d) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its

Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (e) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar agreements entered into or acquired in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (h) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.3     RESTRICTED PAYMENTS.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any such dividend, distribution or other payment in connection with any merger or consolidation involving Company or any Subsidiary) or to the direct or indirect holders of Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Company or dividends or distributions payable to Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement for value in connection with any merger or consolidation involving Company) any Equity Interests of Company (other than any such Equity Interests owned by Company or any Wholly Owned Subsidiary of Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Revolving Loans, except a payment of interest or a payment of principal at stated maturity for such payment; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS", unless, at the time of and immediately after giving effect to such Restricted Payment:

               (a) no Potential Event of Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

               (b) Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the Senior Secured Note Indenture) test set forth in the first paragraph of Section 4.09 of the Senior Secured
        Note Indenture; and

               (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Company and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (viii) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Qualified Proceeds received by Company from contributions to capital or the issue or sale since the Closing Date of Equity Interests of Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus
        (iii) to the extent that any Restricted Investment that was made after the Closing Date is sold for Qualified Proceeds or otherwise liquidated or repaid the lesser of (1) the Qualified Proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment, plus (iv) $5,000,000.

        The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Subsidiary Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Company) of, other Equity Interests of Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend (or the making of any similar distribution or redemption) by a Subsidiary of Company to the holders of its common Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Company or any Subsidiary of Company held by any member of Company's (or any of its Subsidiaries') management, employees or consultants pursuant to any management, employee or consultant equity subscription agreement or stock option agreement in effect as of the Closing Date; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (1) $5,0000,000 and (2) the aggregate cash proceeds received by Company from any reissuance of Equity Interests (other than Disqualified Stock) by Company to members of management of Company and its Subsidiaries (provided that the cash proceeds referred to in this clause (2) shall be excluded from clause (c)(ii) of the preceding paragraph) and (b) no Potential Event of Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) cash payments in lieu of fractional shares issuable as dividends on preferred securities of Company or any of its Subsidiaries; provided that such cash payments shall not exceed $20,000 in the aggregate in any twelve-month period and no Potential Event of Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Company or a Subsidiary Guarantor issued after the Closing Date in accordance with subsection 7.13; provided, that no Potential Event of Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; and (viii) from and after January 1, 1999 so long as no Potential Event of Default or Event of Default has occurred and is continuing, payments by the Company not exceeding $35,000,000 in the aggregate since the Closing Date in respect of the redemption of shares of Company Preferred Stock outstanding on the Closing Date (or shares of Company Preferred Stock issued as dividends thereon) if both before and after giving effect to any such payment, the Fixed Charge Coverage Ratio (as defined in the Senior Secured Note Indenture) for the Company's most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of such payment would be at least 2.5 to 1.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of Company whose resolution with respect thereto shall be delivered to the Administrative Agent, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10,000,000. Not later than the date of making any Restricted Payment, Company shall deliver to the Administrative Agent an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this subsection 7.4 were computed, together with a copy of any fairness opinion or appraisal required by this subsection 7.4.

7.4     FINANCIAL COVENANTS.

        A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense as of the last day of any Fiscal Quarter ending during any of the periods set forth below for the four Fiscal Quarter period then ended to be less than the correlative ratio indicated:

                                     MINIMUM
                                INTEREST COVERAGE
     PERIOD                           RATIO
====================            ================
March 31, 1998                        1.5:1.0
through December 31,
1999

January 1, 2000 and                   2.5:1.0
thereafter

        B. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Fixed Charges as of the last day of any Fiscal Quarter for the four-Fiscal Quarter period then ended to be less than 1:1.

        C. MAXIMUM LEVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Total Debt less Cash and Cash Equivalents to (ii) Consolidated Adjusted EBITDA as of the last day of any Fiscal Quarter ending during any of the periods set forth below for the four Fiscal Quarter period then ended (the "LEVERAGE RATIO") to exceed the correlative ratio indicated:

                                        MAXIMUM
       PERIOD                        LEVERAGE RATIO
====================                 ==============
March 31, 1998                          5.0:1.0
through December 31,
1999

January 1, 2000 and                     3.5:1.0
thereafter

        D. CERTAIN CALCULATIONS. With respect to calculations of Consolidated Adjusted EBITDA, Consolidated Interest Expense and Consolidated Fixed Charges for any four-Fiscal Quarter period including the Closing Date, such calculations shall be made on a pro forma basis assuming, in each case, that the Closing Date, the Merger, the issuance and sale of the Senior Secured Notes, the Company Common Stock and the Company Preferred Stock occurred on the first day of the applicable four-Fiscal Quarter period.

7.5     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

        Company may not consolidate or merge with or into (whether or not Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) Company is the surviving corporation; and (ii) immediately after giving effect to such transaction no Event of Default or Potential Event of Default shall exist under this Agreement and Company shall have delivered a Compliance Certificate to Administrative Agent demonstrating pro forma compliance with this Agreement after giving effect to such transaction. Company shall not and shall not permit any of its Subsidiaries to make Asset Sales or Collateral Asset Sales (as defined in the Senior Secured
Note Indenture) except as permitted by and in accordance with the Senior Secured
Note Indenture and not expressly prohibited by this Agreement.

7.6     SALES AND LEASE-BACKS.

        Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction with respect to any property or asset of Company or any of its Subsidiaries; provided that Company may enter into such a sale and leaseback transaction if (i) Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to subsection 7.1 and (b) incurred a Lien to secure such Indebtedness pursuant to subsection 7.2, (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of Company and set forth in an Officers' Certificate delivered to the Administrative Agent) of the property that is the subject of such sale and leaseback transaction and
(iii) the transfer of assets in such sale and leaseback transaction is excluded from the definition of Asset Sale pursuant to clause (v) thereof, or is permitted by, and Company applies the proceeds of such transaction in compliance with, the Senior Secured Note Indenture.

7.7     SALE OF RECEIVABLES.

        Company shall not, and shall not permit any Subsidiary to directly or indirectly, sell any of its Accounts Receivable, other than Accounts Receivable
(i) excluded from the definition Eligible Accounts Receivable pursuant to clauses (iii), (vi), (vii) or (xii) and (ii) with respect to which Company, in its reasonable judgment, has determined that a sale of such Accounts Receivable would be in the best economic interests of Company.

7.8     TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

        Company will not, and will not permit any of its Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Company or such Subsidiary with an unrelated Person and (ii) Company delivers to the Administrative Agent (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) payments of fees and expenses (including any such payments to TPG) in connection with the Merger, (2) contracts, agreements, understandings or other arrangements existing on the Closing Date, (3) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in accordance with the terms of this Agreement which are fair to Company, in the good faith determination of the Board of Directors of Company or the senior management of Company, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (4) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by Company or any of its Subsidiaries with the officers, directors or employees of Company or its Subsidiaries in the ordinary course of business, (5) transactions between or among Company and/or its Subsidiaries and (6) Restricted Payments (other than Restricted Investments) that are permitted by subsection 7.3, shall not be deemed Affiliate Transactions.

7.9     DISPOSAL OF SUBSIDIARY STOCK.

        Company (i) shall not, and shall not permit any Wholly Owned Subsidiary of Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of Company to any Person (other than to Company or to a wholly-owned Subsidiary of Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the terms of the Senior Secured Note Indenture and (ii) will not permit any Wholly Owned Subsidiary of Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Company or to a Wholly Owned Subsidiary of Company.

7.10    AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS.

        Neither Company nor any of its Subsidiaries will agree to any amendment to, or request any waiver of (other than a waiver for which no fee is paid and no other concessions or considerations are granted by Company), or waive any of their respective rights under, any of the Related Agreements (other than any amendment or waiver described in the next succeeding sentence) without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, request or waiver (such consent not to be unreasonably withheld) and the giving of prior written notice to Arranging Agent. Notwithstanding the foregoing, Company and its Subsidiaries may agree to amend or waive any provisions of the Related Agreements (i) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or (ii) to comply with the Trust Indenture Act of 1939, as amended, or (iii) to make modifications of a technical or clarifying nature or which are no less favorable to the Lenders, in the reasonable opinion of Administrative Agent and Requisite Lenders, than the provisions of the Related Agreements as in effect on the Closing Date (for the purposes of this subsection 7.14, any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal on the Senior Secured Notes or which would reduce the rate or extend the date for payment of interest thereon, provided that no fee is payable in connection therewith, shall be deemed to be an amendment, modification or change that is no less favorable to the Lenders).

7.11    FISCAL YEAR

        Company shall not change its Fiscal Year-end from December 31 without the consent of Requisite Lenders, such consent not to be unreasonably withheld.

                                   SECTION 8.
                                EVENTS OF DEFAULT

        If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

8.1     FAILURE TO MAKE PAYMENTS WHEN DUE.

        Failure by Company to pay any installment of principal of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit (including reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B); or failure by Company to pay any interest on any Revolving Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2     DEFAULT IN OTHER AGREEMENTS.

        (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that

Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3     BREACH OF CERTAIN COVENANTS.

        Failure of Company to perform or comply with any term or condition contained in subsections 2.5, 6.2, 7.4, 7.5 or 7.7 of this Agreement; provided, however, that the failure of Company to perform or comply with subsection 7.1 or the financial covenant ratios set forth in subsection 7.4 during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date shall not constitute an Event of Default as long as there are no Revolving Loans or Letters of Credit outstanding; provided, further, that a failure to comply with subsection 7.1 or the financial covenants set forth in subsection 7.4 shall at all times constitute an Event of Default for purposes of any Notice of Borrowing, Notice of Issuance of Letter of Credit or Notice of Conversion/Continuation; or

8.4     BREACH OF WARRANTY.

        Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto shall have been false in any material respect on the date as of which made; or

8.5     OTHER DEFAULTS UNDER LOAN DOCUMENTS.

        Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of written notice from Administrative Agent or any Lender of such default; or

8.6     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

        (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

        (i) Company or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8     JUDGMENTS AND ATTACHMENTS.

        Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

8.9     DISSOLUTION.

        Any order, judgment or decree shall be entered against Company or any of its Significant Subsidiaries decreeing the dissolution or split up of Company or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

8.10    EMPLOYEE BENEFIT PLANS.

        There shall occur one or more ERISA Events with respect to Employee Benefit Plans maintained by or contributed to by Company and its Subsidiaries which results in or would reasonably be expected to result in liability of Company and any of its Subsidiaries in any individual case in excess of $5,000,000 or in the aggregate in excess of $10,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans of Company and its Subsidiaries (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or there shall occur one or more ERISA Events with respect to Company and its Subsidiaries, together with its ERISA Affiliates, which result in or would reasonably be expected to result in liability of Company, any of its Subsidiaries or any ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans of Company, its Subsidiaries and ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which if required to be fully paid (taking into account any permitted amortization over a period not exceeding ten years), would reasonably be expected to have Material Adverse Effect; or

8.11    CHANGE IN CONTROL.

        There shall occur any Change of Control; or

8.12 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

        At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations (other than inchoate obligations with respect to claims, losses or liabilities which have not yet arisen), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void,
(ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations (other than inchoate obligations with respect to claims, losses or liabilities which have not yet arisen) or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral (other than Liens on Collateral located outside the United States unless such Lien has been perfected in accordance with the laws of the applicable foreign jurisdiction and Liens described in clause (vi) of the definition of Permitted Encumbrances) purported to be covered thereby, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or
(iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Revolving Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Revolving Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Revolving Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of Issuing Lender to issue Letter of Credits hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

        Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

        Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Revolving Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Revolving Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

                                   SECTION 9.
                                     AGENTS

9.1     APPOINTMENT.

        A. APPOINTMENT OF AGENTS. GSCP is hereby appointed Arranger and Syndication Agent hereunder, and each Lender hereby authorizes Arranger and Syndication Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.

BankBoston is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Each of Arranger and Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, all obligations of Arranger and Syndication Agent hereunder shall terminate.

        B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

        In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

        Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

9.2     POWERS AND DUTIES; GENERAL IMMUNITY.

        A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

        B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to Lenders or by or on behalf of Company to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Revolving Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the Letter of Credit Usage or the component amounts thereof.

        C. EXCULPATORY PROVISIONS. None of Agents nor any of their respective officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

        D. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

        Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Revolving Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4     RIGHT TO INDEMNITY.

        Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.5     SUCCESSOR ADMINISTRATIVE AGENT.

        A. SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent who shall, if no Event of Default shall have occurred and be continuing at the time of such notice, be reasonably acceptable to Company. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.6     COLLATERAL DOCUMENTS AND GUARANTIES.

        Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Upon payment in full of all of the Obligations, all outstanding Letters of Credit being terminated or returned for cancellation and termination of the Commitments, Administrative Agent shall release the Liens on such Collateral granted pursuant to the Collateral Documents. Upon any release of Collateral pursuant to the foregoing, Administrative Agent shall, at Borrowers' expense, execute and deliver such documents (without recourse or representation or warranty) as reasonably requested to evidence such release. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

                                   SECTION 10.
                                  MISCELLANEOUS

10.1    ASSIGNMENTS AND PARTICIPATIONS IN REVOLVING LOANS AND LETTERS OF CREDIT.

        A. GENERAL. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
(ii) sell participations to any Person in, all or any part of its Commitments or any Revolving Loan or Revolving Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Revolving Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender. The expenses of the Lenders in connection with any sale, assignment or transfer of, or any granting of participations in, any Commitment or other Obligation pursuant to this subsection 10.1 shall be borne among the parties thereto and no Loan Party shall be liable for such expense.

        B.     ASSIGNMENTS.

               (i) Amounts and Terms of Assignments. Each Commitment, Revolving Loan, Letter of Credit or participation therein, or other Obligation may
        (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Revolving Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender and its Affiliates) to any other Eligible Assignee with, except in the case of assignment by GSCP, the consent of Administrative Agent (which consent of Administrative Agent shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Revolving Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $500 in the case an assignment from one Lender to another Lender or an Affiliate of a Lender and of $2000 in the case of an assignment to an Eligible Assignee other than a Lender or an Affiliate of a Lender and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Revolving Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Notes to Administrative Agent for cancellation, and thereupon, upon the request of the assignee and/or the assigning Lender, new Revolving Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments of the assignee and/or the assigning Lender.

               (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby to the extent such consent is required pursuant to subsection 10.1B(i)),
        (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

        C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Revolving Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Revolving Loan allocated to such participation, or (iii) release of all or substantially all of the Collateral except as permitted hereunder and under the Collateral Documents, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

        D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Revolving Loans, the other Obligations owed to such Lender, and its Revolving Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

        E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

        F. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Revolving Loans; and (iii) that it will make its Revolving Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Revolving Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in
Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2    EXPENSES.

        Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the actual and reasonable costs of furnishing all opinions by counsel for Company (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements;
(iii) the reasonable fees, expenses and disbursements of counsel to Arranger and counsel to Administrative Agent (in each case including reasonable allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Arranger and counsel to Administrative Agent and of counsel providing any opinions that Arranger, Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or Arranger and its counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 4.1I and any audits or reports provided for under subsection 6.5B with respect to Inventory and Accounts Receivable of Company and its Subsidiaries; (vi) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Syndication Agent, Arranger or Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including reasonable allocated costs of internal counsel) and costs of settlement, incurred by Arranger, Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings. Company shall not be required to pay any expenses pursuant to this subsection 10.2 which have been expressly identified in any of the Loan Documents as expenses to be borne by Lenders.

10.3    INDEMNITY.

        In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, partners, directors, employees, agents and affiliates of any of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee.

        As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Revolving Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries; provided, however, that Indemnified Liabilities shall not include any expenses expressly identified in any of the Loan Documents as expenses to be borne by Lenders.

        To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4    SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

        In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that

Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company then due and payable to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder.

10.5    RATABLE SHARING.

        Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6    AMENDMENTS AND WAIVERS.

        A. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Company and Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause (i)): (i) extend the scheduled final maturity of any Revolving Loan or Revolving Note, or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination

Date, or reduce the rate of interest on any Revolving Loan (other than any waiver of any increase in the interest rate applicable to any Revolving Loan pursuant to subsection 2.2E) or any commitment fees or letter of credit fees payable hereunder, or extend the time for payment of any such interest or fees, or reduce the principal amount of any Revolving Loan or any reimbursement obligation in respect of any Letter of Credit, (ii) amend, modify, terminate or waive any provision of this subsection 10.6, (iii) reduce the percentage specified in the definition of "Requisite Lenders" (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of "Requisite Lenders" on substantially the same basis as the Revolving Loan Commitments and the Revolving Loans are included on the Closing Date), (iv) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement,
(v) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty except as expressly provided in the Loan Documents or (vi) increases the percentage advance rates set forth in the definition of "Borrowing Base"; provided, further that no such amendment, modification, termination or waiver shall (a) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that no amendment, modification or waiver of any condition precedent, covenant, Potential Event of Default or Event of Default shall constitute an increase in the Commitment of any Lender, and that no increase in the available portion of any Commitment of any Lender shall constitute an increase in such Commitment of such Lender); (b) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in subsection 3.1C without the written concurrence of Administrative Agent and of each Issuing Lender which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued it; or (c) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and on Company.

        B. If, in connection with any proposed change, waiver, discharge or termination to any of the provision of this Agreement as contemplated by the proviso in the first sentence of subsection 10.6A, the consent of Requisite Lenders is obtained but consent of one or more of such other Lenders whose consent is required is not obtained, then Company may, so long as all non-consenting Lenders are so treated, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) Company shall pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent), to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

10.7    INDEPENDENCE OF COVENANTS.

        All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8    NOTICES.

        Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of telefacsimile or telex or United States mail with postage prepaid. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and the issuance of the Letters of Credit hereunder.

        B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.19 shall survive the payment of the Revolving Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

        No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11   MARSHALLING; PAYMENTS SET ASIDE.

        Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12   SEVERABILITY.

        In case any provision in or obligation under this Agreement or the Revolving Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13   OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

        The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14   HEADINGS.

        Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15   APPLICABLE LAW.

        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16   SUCCESSORS AND ASSIGNS.

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.17   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18   WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER AND BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19   CONFIDENTIALITY.

        Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant who agrees to keep such information confidential in connection with the contemplated assignment or transfer by such Lender of any Revolving Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.20   MAXIMUM AMOUNT.

        A. It is the intention of Company and Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Company, Administrative Agent and Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lenders or to Administrative Agent on behalf of Lenders as interest hereunder or under the other Loan Documents or in any other security agreement given to secure the Obligations, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or thereby, exceed the maximum amount permissible under applicable usury or such other laws (the "MAXIMUM AMOUNT"). If under any circumstances whatsoever fulfillment of any provision hereof, or of any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to Lenders for the use, forbearance or detention of the indebtedness of Company evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread from the date of disbursement of the proceeds of the Revolving Loans until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between Company, Administrative Agent and Lenders.

        B. If under any circumstances Lenders shall receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Revolving Loans and shall be treated as a voluntary prepayment under subsection 2.4A(i), and shall be so applied in accordance with subsection 2.4A(iv) hereof, or if such amount exceeds the unpaid balance of the Revolving Loans and any other indebtedness of Company in favor of Lenders, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Company.

10.21   COUNTERPARTS; EFFECTIVENESS.

        This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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                                     -121-

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

               COMPANY:
                                    ZILOG, INC. a Delaware corporation

                                    By:   /s/ RICHARD R. PICKARD
                                          --------------------------------------
                                          Name:  Richard R. Pickard
                                          Title: Secretary

                                    Notice Address:

                                          210 East Hacienda Aveune
                                          --------------------------------------
                                          Campbell, CA 90058
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

               AGENTS AND LENDERS:

                                    GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                    individually, as Arranger and as
                                    Syndication Agent


                                    By: /s/ GOLDMAN SACHS CREDIT PARTNERS L.P.
                                        ----------------------------------------
                                        Authorized Signatory

                                    Notice Address:

                                    Goldman Sachs Credit Partners L.P.
                                    c/o Goldman, Sachs & Co.
                                    85 Broad Street
                                    New York, New York  10004
                                    Attention:
                                    Telecopy:

                                    BANKBOSTON, N.A.,
                                    individually and as Administrative Agent


                                    By:  /s/ MAIA D. HEYMANN
                                         ---------------------------------------
                                         Name:  Maia D. Heymann
                                         Title: Vice President

                                    Notice Address:

                                         435 Tasso Street, Suite 250
                                         ---------------------------------------
                                         Palo Alto, CA 94301
                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------